Exhibit 99.1

NEWS RELEASE                                CONTACT:    Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2012

ELYRIA, Ohio - (April 26, 2012) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2012.

CEO SUMMARY

Commenting on Invacare's first quarter 2012 results, Gerald B. Blouch, President and Chief Executive Officer, stated, “Throughout the first quarter of 2012, Invacare continued to dedicate significant resources to its regulatory and quality systems improvements, including those related to observations made by the United States Food and Drug Administration (FDA). Primarily as a result of the related incremental regulatory and compliance costs, adjusted earnings per share(a) decreased 22% to $0.25 in the first quarter of 2012 compared to $0.32 in the first quarter of 2011. If the impact of these incremental costs, which aggregated approximately $0.09 per share ($2.8 million after-tax expense), were excluded, adjusted earnings per share(a) would have been $0.34 in the first quarter. Also in the first quarter of 2012, the Company increased organic net sales by 0.2% compared to last year. This growth was achieved with the strength of Invacare's diverse footprint, as organic growth in Europe and Invacare Supply Group offset declines in the North America/Home Medical Equipment, Asia/Pacific and Institutional Products Group business segments."

Regarding the outlook for 2012, Blouch continued, “The Company is still not in a position to provide guidance for 2012 and does not expect to be able to do so until the terms of the FDA's proposed consent decree of injunction related to the Company's corporate facility and its wheelchair manufacturing facility in Elyria, Ohio, are finalized. The Company continues to discuss these terms with the FDA and, in the meantime, it is working expeditiously to make systemic improvements to ensure full compliance with the FDA's Quality System Regulation (QSR). The Company is making significant progress on its remediation efforts and in the fourth quarter of 2012, it expects to engage a third party to conduct an audit of its compliance.

"In addition to the incremental costs mentioned above, the Company has diverted internal resources to accelerate progress on quality systems improvements. These diversions have temporarily impacted other areas of the Company's business, including delays in new product introductions and progress on its Globalization initiative. The Globalization initiative is the Company's long-term strategy to harmonize global product lines and reduce complexity, the results of which the Company expects can generate an aggregate of $100 million in annualized savings by 2015. These savings are expected to drive gross margin expansion, allow for increased investment in research and development and help offset pricing/reimbursement pressures over time. As the Company makes progress on its remediation efforts, it intends to redirect internal resources to reaccelerate new product development and its Globalization initiative, which are critical priorities for the Company. The Company believes that all of the progress it is making on its quality systems improvements will make Invacare an even stronger company."

HIGHLIGHTS FOR THE FIRST QUARTER

•	Earnings per share on a GAAP basis increased by 13% for the first quarter to $0.26 as compared to earnings per share of $0.23 last year.

•
Adjusted earnings per share(a) decreased 22% for the quarter to $0.25 versus $0.32 last year. First quarter 2012 adjusted earnings were negatively impacted by incremental regulatory and compliance costs related to quality systems improvements of approximately $0.09 per share ($2.8 million after-tax expense).

•	Free cash flow(c) for the quarter was negative $2.5 million as compared to a positive $5.6 million in the first quarter last year.

•	Net sales for the quarter increased 1.2% and organic net sales increased 0.2%, compared to the first quarter of last year.

•	Adjusted EBITDA(d) was $24.6 million for the quarter versus $28.8 million for the same period last year.

•	Debt outstanding for the quarter increased by $2.0 million, leading to a ratio of debt to adjusted EBITDA(d) of 1.9, compared to 1.8 at the end of last year.

CONSOLIDATED RESULTS FOR THE FIRST QUARTER

Earnings per share on a GAAP basis for the first quarter were $0.26 ($8.2 million net earnings) as compared to earnings per share for the same period last year of $0.23 ($7.5 million net earnings). Net earnings for the quarter were negatively impacted by incremental regulatory and compliance costs related to quality systems improvements of $0.11 per share ($3.5 million after-tax expense, applying U.S. GAAP effective annualized tax rate) and charges related to restructuring of $0.01 per share ($0.4 million after-tax expense). Net earnings for the first quarter of last year were unfavorably impacted by $0.15 per share ($4.9 million after-tax expense) for early debt extinguishment charges. Adjusted earnings per share(a) were $0.25 for the first quarter of 2012 as compared to $0.32 for the first quarter of 2011. Adjusted net earnings(b) for the quarter were $7.9 million versus $10.5 million for the first quarter of last year. Adjusted net earnings(b) for the quarter were negatively impacted primarily by incremental regulatory and compliance costs related to quality systems improvements and a reduced gross margin partially offset by increased net sales, decreased interest expense and a lower effective tax rate on adjusted pre-tax earnings.

Net sales for the quarter increased 1.2% to $433.6 million versus $428.5 million for the same period last year. Organic net sales for the quarter increased 0.2% over the same period last year as increases for Europe and Invacare Supply Group (ISG) were substantially offset by declines for North America/Home Medical Equipment (NA/HME), Asia/Pacific and Institutional Products Group (IPG) segments. The impact of foreign currency translation and acquisitions on net sales in the first quarter for each business segment and the consolidated Company as compared to last year is provided in a table accompanying this release.

Gross margin as a percentage of net sales for the first quarter was lower by 1.1 percentage points compared to last year's first quarter. The margin decline was principally related to sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in the European segment and increased warranty expenses. These were partially offset by the favorable impact from an acquisition which was finalized in the third quarter of 2011.

SG&A expense increased 1.6% to $107.5 million in the first quarter compared to $105.8 million in the first quarter last year. Foreign currency translation had no net impact on SG&A expense, while the impact of an acquisition increased SG&A expense by 3.4 percentage points. Excluding foreign currency translation and an acquisition, SG&A expense decreased by 1.8% compared to the first quarter of last year primarily related to reduced associate costs and bad debt expense, which were partially offset by the North America/HME business segment's increased regulatory and compliance costs related to quality systems improvements ($4.1 million pre-tax expense).

The Company incurred restructuring charges for the first quarter of $0.4 million after-tax, related to severance and other associated closure costs. These restructuring charges are excluded from adjusted earnings per share(a).

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended March 31, 2012, NA/HME net sales decreased 3.1% to $176.1 million compared to $181.8 million in the same period last year. Organic net sales were down 3.0% compared to last year driven by declines in mobility and seating and respiratory therapy products. Earnings before income taxes were $7.7 million, excluding restructuring charges of $0.1 million, as compared to earnings before income taxes of $13.2 million last year as a result of the incremental costs mentioned previously related to quality systems improvements, unfavorable product mix away from higher margin products, unfavorable sales mix favoring lower margin customers, volume declines and warranty expense. These costs were partially offset by reduced bad debt expense.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the first quarter increased 6.0% to $78.5 million compared to $74.0 million for the same period last year. The net sales increase occurred in incontinence, diabetic, urological and ostomy products. Earnings before income taxes for the first quarter were $1.2 million as compared to $1.2 million last year as volume increases and reduced SG&A expense were offset by unfavorable sales mix favoring lower margin customers and higher freight costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter increased by 15.0% to $36.1 million compared to $31.4 million last year. Organic net sales decreased 3.3% with declines in institutional beds and case goods partially offset by increases in therapeutic support systems and dialysis chairs. The first quarter of last year benefited from an incremental funding available to customers, which did not repeat in the current year. Earnings before income taxes decreased to $3.4 million as compared to $4.1 million for the first quarter of last year as a result of volume declines and increased SG&A expense, primarily related to associate costs, partially offset by reduced freight expense and the benefit of an acquisition finalized during the third quarter of 2011.

EUROPE

For the first quarter, European net sales increased 3.2% to $125.3 million versus $121.4 million for the first quarter of last year. Organic net sales for the quarter increased 5.3%, principally due to increases in oxygen therapy and lifestyle products. For the first quarter, earnings before income taxes increased to $5.8 million, excluding restructuring charges of $0.3 million, as compared to $5.0 million last year. The increase in earnings before income taxes was largely attributable to volume increases and reduced SG&A expenses, primarily in associate costs, partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in lifestyle and power mobility products and increased warranty costs.

ASIA/PACIFIC

For the first quarter, Asia/Pacific net sales decreased 11.5% to $17.5 million versus $19.8 million last year. Organic net sales for the quarter decreased 16.6%, caused primarily by net sales declines in the Company's Australian and New Zealand distribution businesses partially offset by net sales increases by the Company's subsidiary which produces microprocessor controllers. For the first quarter, loss before income taxes was $0.9 million, excluding restructuring charges of $0.1 million, as compared to earnings before income tax of $1.1 million last year. The decrease in earnings before income taxes is primarily attributable to the Australian distribution business as a result of a significant reduction in net sales volumes in lifestyle products as well as net sales into the rental market principally due to lost sales contracts.

FINANCIAL CONDITION

Total debt outstanding was $271.6 million as of March 31, 2012, as compared to $269.5 million as of December 31, 2011 (including the convertible debt discount, which reduced convertible debt and increased equity by $3.9 million as of March 31, 2012, and by $4.1 million as of December 31, 2011). The Company's total debt outstanding consisted of $249.4 million drawn on the revolving credit facility, $13.9 million in convertible debt and $8.3 million of other debt.

The Company reported negative $2.5 million of free cash flow(c) in the first quarter of 2012 as compared to positive $5.6 million of free cash flow(c) in the first quarter of 2011. The principal driver of the negative free cash flow(c) in the first quarter was an increase in working capital assets, primarily inventory.

The Company's ratio of debt to adjusted EBITDA(d) was 1.9 as of March 31, 2012, compared to 1.8 at the end of last year.

Days sales outstanding were 50 days at the end of the first quarter of 2012, compared to 52 days at the end of the first quarter last year and 50 days at the end of last year. Inventory turns at the end of the first quarter of 2012 were 5.3, compared to 5.8 at the end of the first quarter last year and 5.7 at the end of last year.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding - assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company's convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is 0 shares for the three months ended March 31, 2012 and 488,000 shares for the three months ended March 31, 2011. The Company excludes the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.5 million pre-tax for the quarter ended March 31, 2012), amortization of the convertible debt discount recorded in interest ($0.1 million for the quarter ended March 31, 2012 compared to $0.6 million pre-tax for the quarter ended March 31, 2011), loss on debt extinguishment including debt finance charges and fees ($4.9 million pre-tax for the three months ended March 31, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding cash related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company's performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 67860555. A digital recording will be available two hours after completion of the conference call from April 26, 2012 to May 3, 2012. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 67860555.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2011 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,”

“plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the production and/or marketing of the Company's products or other adverse effects of enforcement actions from the current, ongoing FDA investigations and negotiations on a proposed consent decree of injunction and the risk that the Company and the FDA may not reach agreement on the terms of a consent decree; unforeseen circumstances that might delay or adversely impact the results of the third party audits of the Company's quality system; adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare competitive bidding program covering nine metropolitan areas that started in 2011 and an additional 91 metropolitan areas beginning in July 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on certain medical devices); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,
	2012	2011
Net sales	$433,564	$428,498
Cost of products sold	313,995	305,492
Gross Profit	119,569	123,006
Selling, general and administrative expenses	107,499	105,777
Charges related to restructuring activities	548	—
Loss on debt extinguishment including debt finance charges and associated fees	—	4,881
Interest expense - net	1,139	2,344
Earnings before Income Taxes	10,383	10,004
Income taxes	2,150	2,550
Net Earnings	$8,233	$7,454
Net Earnings per Share—Basic	$0.26	$0.23
Weighted Average Shares Outstanding—Basic	31,819	32,174
Net Earnings per Share—Assuming Dilution	$0.26	$0.23
Weighted Average Shares Outstanding—Assuming Dilution	31,822	33,015

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended
	March 31,
	2012	2011
Net earnings	$8,233	$7,454
Interest expense	1,476	2,610
Income taxes	2,150	2,550
Depreciation and amortization	9,632	8,795
EBITDA	21,491	21,409
Restructuring charges	548	—
Bank fees	1,060	1,132
Loss on debt extinguishment including debt finance charges and associated fees	—	4,881
Stock option expense	1,534	1,412
Adjusted EBITDA(1)	$24,633	$28,834

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended
	March 31,
	2012	2011
Net earnings per share - assuming dilution	$0.26	$0.23
Weighted average shares outstanding- assuming dilution	31,822	33,015
Net earnings	8,233	7,454
Income taxes	2,150	2,550
Earnings before income taxes	10,383	10,004
Restructuring charges	548	—
Amortization of discount on convertible debt	141	593
Loss on debt extinguishment including debt finance charges and associated fees	—	4,881
Adjusted earnings before income taxes	11,072	15,478
Income taxes	3,150	5,000
Adjusted net earnings	$7,922	$10,478

Weighted average shares outstanding - assuming dilution	31,822	33,015
Less: Diluted shares related to convertible debt	—	(488)
Adjusted weighted average shares outstanding - assuming dilution	31,822	32,527
Adjusted earnings per share - assuming dilution (2)	$0.25	$0.32

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding - assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is 0 shares for the three months ended March 31, 2012 and 488,000 shares for the three months ended March 31, 2011. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (HME) , Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $43,481,000 for the three months ended March 31, 2012 and $32,811,000 for the three months ended March 31, 2011, respectively.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31,
	2012	2011
Revenues from external customers
North America / HME	$176,118	$181,831
Invacare Supply Group	78,465	74,046
Institutional Products Group	36,138	31,423
Europe	125,303	121,387
Asia/Pacific	17,540	19,811
Consolidated	$433,564	$428,498

Earnings (loss) before income taxes
North America / HME	$7,556	$13,249
Invacare Supply Group	1,250	1,195
Institutional Products Group	3,378	4,124
Europe	5,485	4,960
Asia/Pacific	(1,061)	1,051
All Other	(6,225)	(14,575)
Consolidated	$10,383	$10,004

Restructuring charges before income taxes
North America / HME	$117	$—
Invacare Supply Group	(13)	—
Institutional Products Group	35	—
Europe	291	—
Asia/Pacific	118	—
All Other	—	—
Consolidated	$548	$—

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$7,673	$13,249
Invacare Supply Group	1,237	1,195
Institutional Products Group	3,413	4,124
Europe	5,776	4,960
Asia/Pacific	(943)	1,051
All Other	(6,225)	(14,575)
Consolidated	$10,931	$10,004

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended March 31, 2012 to March 31, 2011:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(3.1)%	(0.1)%	—%	(3.0)%
Invacare Supply Group	6.0%	—%	—%	6.0%
Institutional Products Group	15.0%	(0.2)%	18.5%	(3.3)%
Europe	3.2%	(2.1)%	—%	5.3%
Asia/Pacific	(11.5)%	5.1%	—%	(16.6)%
Consolidated	1.2%	(0.4)%	1.4%	0.2%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2012	December 31, 2011
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$32,668	$34,924
Trade receivables, net	255,359	247,974
Installment receivables, net	4,542	6,671
Inventories, net	214,155	192,761
Deferred income taxes and other current assets	47,247	46,440
Total Current Assets	553,971	528,770
Other Assets	123,411	125,967
Property and Equipment, net	128,185	129,712
Goodwill	495,095	496,605
Total Assets	$1,300,662	$1,281,054
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$160,974	$148,805
Accrued expenses	124,990	132,595
Accrued income taxes	37	1,495
Short-term debt and current maturities of long-term obligations	7,371	5,044
Total Current Liabilities	293,372	287,939
Long-Term Debt	260,276	260,440
Other Long-Term Obligations	109,707	106,150
Shareholders’ Equity	637,307	626,525
Total Liabilities and Shareholders’ Equity	$1,300,662	$1,281,054

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended March 31,
	2012	2011
Net cash provided (used) by operating activities	$(825)	$8,943
Plus:
Net cash impact related to restructuring activities	2,963	—
Less:
Purchases of property and equipment, net	(4,636)	(3,339)
Free Cash Flow	$(2,498)	$5,604

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).